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                                                                      Exhibit 11

                              DEUTSCHE TELEKOM AG

                                                                  July 23, 2000

Allen & Company Incorporated
711 Fifth Avenue
New York, NY  10022

Ladies and Gentlemen:

      Reference is made to the Agreement and Plan of Merger, dated as of July 23, 2000, between Deutsche Telekom AG and VoiceStream Wireless Corporation (the "Merger Agreement"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

      Allen & Co. agrees that, in the event it has not theretofore exercised each outstanding Warrant that it owns, it will deliver to DT by not later than the Election Deadline, a written notice irrevocably electing, if and when it exercises the Warrants, to receive in respect of the VoiceStream Common Shares issuable upon exercise of the Warrants the form and amount of consideration ultimately received by holders of VoiceStream Common Shares in the Merger who made either the Cash Election, the Stock Election or the Mixed Election, and in the event it fails to deliver such a notice it shall be deemed to have elected to receive, if and when it exercises the Warrants, the Mixed Election consideration with respect to all of such underlying shares.

      This letter agreement may be executed in counterparts, each of which when taken together shall constitute one agreement.

      Please conform your agreement with the foregoing by signing and returning one copy of the letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among the parties hereto with effect as of the date first written above.

                                          Very truly yours,


                                          DEUTSCHE TELEKOM AG

                                          By:  /s/ Kevin Copp
                                              -------------------
                                          Name: Kevin Copp
                                          Title: Head of International Legal
                                          Affairs

Accepted and agreed as of
the date first written above:

ALLEN & COMPANY INCORPORATED

By:    /s/ Richard Fields
     ------------------------------
Name:  Richard Fields
Title: Managing Director and EVP